UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934



                                 Tritel, Inc.
----------------------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
----------------------------------------------------------------------------
                          (Title of Class Securities)

                                  89675X 10 4
              ---------------------------------------------------
                                                   (CUSIP Number)

                               December 13, 1999
----------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     William M. Mounger, II
 ---------- ------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
 ---------- ------------------------------------------------------------------
 3          SEC USE ONLY

 ---------- ------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
 ---------- ------------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                             2,384,544
                           -------- ------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                             2,375,471
                           -------- ------------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                             2,384,544
                           -------- ------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                 2,375,471
 ------------------------- -------- ------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      4,760,015
 ---------- ------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|



 ---------- ------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      4.0%
 ---------- ------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- ------------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            E.B. Martin, Jr.
 ---------- ------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|

 ---------- ------------------------------------------------------------------
 3          SEC USE ONLY

 ---------- ------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                 United States
 ---------- ------------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                           2,384,544
                           -------- ------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                             NONE
                           -------- ------------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                           2,384,544
                           -------- ------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                 NONE
 ------------------------- -------- ------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      2,384,544
 ---------- ------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|


 ---------- ------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      2.0
 ---------- ------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- ------------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

 ---------- ------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            William S. Arnett
 ---------- ------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|

 ---------- ------------------------------------------------------------------
 3          SEC USE ONLY

 ---------- ------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                                 United States
 ---------- ------------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                               1,662,853
                           -------- ------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                              1200
                           -------- ------------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              1,662,853
                           -------- ------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                 1200
 ------------------------- -------- ------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      1,664,053
 ---------- ------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|


 ---------- ------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                     1.4
 ---------- ------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- ------------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

 ---------- ------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Karlen Turbeville
 ---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  | |
                                                             (b)  |X|

 ---------- -----------------------------------------------------------------
 3          SEC USE ONLY

 ---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


              United States
 ---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 1,085,212
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                2,400
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                1,085,212
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   2,400
 ------------------------- -------- -----------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      1,087,612
 ---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          |X|

 ---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
 ---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

 ---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            T. Clark Akers
 ---------- -----------------------------------------------------------------

 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|


 ---------- -----------------------------------------------------------------
 3          SEC USE ONLY

 ---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                     Unites States
 ---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 271,304
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                600
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              271,304
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                  600
 ------------------------- -------- -----------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      271,904
 ---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         |X|


 ---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
 ---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

 ---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            James H. Neeld, IV
 ---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |X|

 ---------- ------------------------------------------------------------------
 3          SEC USE ONLY

 ---------- ------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                                 Unites States
 ---------- ------------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 271,904
                           -------- ------------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                1,860
                           -------- ------------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              271,904
                           -------- ------------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                 1,860
 ------------------------- -------- ------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      273,764
 ---------- ------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|


 ---------- ------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
 ---------- ------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- ------------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

 ---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Curtis M. Hughes
 ---------- ------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|


 ---------- -----------------------------------------------------------------
 3          SEC USE ONLY

 ---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                  Unites States
 ---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 204,880
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                1,620
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              204,880
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   1,620
 ------------------------- -------- -----------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      206,500
 ---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|


 ---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
 ---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

 ---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Douglas H. McQueen
 ---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|


 ---------- -----------------------------------------------------------------
 3          SEC USE ONLY

 ---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                                 United States
 ---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 271,904
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                None
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              271,904
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   None
 ---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      271,904
 ---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|


 ---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
 ---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Dennis Watford
 ---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) |_|
                                                               (b) |X|

 ---------- -----------------------------------------------------------------
 3          SEC USE ONLY

 ---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                                 United States
 ---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 205,480
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                4,800
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              205,480
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   4,800
 ---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      210,280
 ---------- -----------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|


 ---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
 ---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

 ---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Keith Halford
 ---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|

 ---------- -----------------------------------------------------------------
 3          SEC USE ONLY

 ---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                   United States
 ---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 271,304
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                None
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                             271,304
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   None
 ---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      271,304
 ---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|

 ---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 Less than 1%
 ---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

 ---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Alex P. Coleman
 ---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|


 ---------- -----------------------------------------------------------------
 3          SEC USE ONLY

 ---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      New York
 ---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 NONE
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                1,200
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                               NONE
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   1,200
 ---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      1,200
 ---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|


 ---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
 ---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
 ---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

----------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Ann K. Hall
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                                 United States
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 NONE
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              NONE
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                 NONE
 ------------------------- -------- -----------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      NONE
---------- -----------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      NONE
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Andrew Hubregsen
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                                 United States
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 1,200
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              1,200
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      1,200
---------- -----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|

---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            David A. Jones, Jr

---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                                 United States
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 600
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                None
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              600
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                 NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      600
---------- -----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            H. Lee Maschmann
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                                 United States
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 NONE
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              NONE
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      NONE
---------- -----------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      ZERO
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Kevin Shepherd
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      Colorado
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 1,200
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                4,171,664
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              1,200
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   4,171,664
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      4,172,864
---------- -----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      3.5%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IN
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            AT&T Wireless PCS, LLC
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |X|

---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      Delaware
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                              22,269,900
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                              NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                22,269,900
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      22,269,900
---------- -----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                    18.7
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     OO (Limited Liability Company)
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            TWR Cellular, Inc.
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) |_|
                                                              (b) |X|

---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      Maryland
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 3,611,386
                           -------- -----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- -----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              3,611,386
                           -------- -----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                    NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      3,611,386
---------- -----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                     3.0
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     CO
---------- -----------------------------------------------------------------

--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            M3, LLC
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      Mississippi
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                1,489,597
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                               NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              1,489,597
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                   1,489,597
---------- -----------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                   1.2
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     OO (Limited Liability Company)
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            McCarty Communications, LLC
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                  Mississippi
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 1,053,169
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                1,053,169
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      1,053,169
---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|



---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     OO (Limited Liability Company)
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Mercury PCS Investors, LLC
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                    Mississippi
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 2,513,450
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              2,513,450
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    2,513,450
---------- -----------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|



---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                    2.1
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     OO (Limited Liability Company)
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Saunders Capital, LLC
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                              69,275
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                             69,275
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      69,275
---------- -----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|



---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     PN
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Southern Farm Bureau Life Insurance Company
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|

---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                Mississippi
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                           7,814,486
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                             7,814,486
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                   7,814,486
---------- -----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|



---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      6.5
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IC, CO
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Trillium PCS, LLC
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                  Mississippi
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 885,874
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                               885,874
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      885,874
---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|

---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     OO (Limited Liability Company)
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Central Alabama Partnership, L.P. 132
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                  Delaware
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                1,035,926
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              1,035,926
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                  NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      1,035,926
---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     PN
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            CIHC, Incorporated
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                  Delaware
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                21,188,709
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                               21,188,709
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                  NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      21,188,709
---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|



---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      17.7
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     CO
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Conseco, Inc.
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                Indiana
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                               NONE
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              NONE
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                 NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      NONE
---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      ZERO
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     CO, HC
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Dresdner Kleinwort Benson Private Equity Partners, LP
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                 New York
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                  11,147,761
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                 NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                             11,147,761
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      11,147,761
---------- -----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|



---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      9.3%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     PN, IV
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            General Electric Capital Corporation
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|

---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                  New York
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 1,990,672
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                1,990,672
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                  NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      1,990,672
---------- -----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|
                                                           See Item 4


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      1.7%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     CO
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            J.G. Funding LLC
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                 United States
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 726,993
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              726,993
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      726,993
---------- -----------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|



---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     PN
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            The Manufacturer's Life Insurance Company (U.S.A.)
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


               Michigan
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                5,175,746
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              5,175,746
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      5,175,746
---------- -----------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      4.3%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     IC
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Toronto Dominion Investments, Inc.

---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|




---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                  Delaware
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                2,259,489
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                               2,259,489
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                     2,259,489
---------- -----------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      1.9%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     CO
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Triune PCS, LLC
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                   Delaware
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                              9,700,186
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                            9,700,186
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                  NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      9,700,186
---------- -----------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      8.1%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     OO (Limited Liability Company)
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Clayton Associates, LLC
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                 Tennessee
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                73,452
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              73,452
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                  NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      73,452
---------- -----------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                           IC (Venture Capital Firm)
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


             Timothy L. Burnette
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 325,564
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                1,200
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                               325,564
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   1,200
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      326,764
---------- -----------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         |X|



---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                 Less than 1%
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                      IN
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            General Electric Capital Services, Inc.
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      New York
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 Disclaimed (See 9 below)
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                                Disclaimed (see 9 below)
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.
---------- -----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|
                                                               See Item 4
---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      Not applicable (See 9 above)
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     CO
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            General Electric Company
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) |_|
                                                              (b) |X|

---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      New York
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                                 Disclaimed (See 9 below)
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                                NONE
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                              Disclaimed (See 9 below)
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                                   NONE
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


   Beneficial ownership of all Shares disclaimed by General Electric Company
---------- -----------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|
                                                                   See Item 4

---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                     Not applicable (See 9 above)
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*


                     CO
---------- -----------------------------------------------------------------


--------------------               -----
CUSIP No. 89675X 104                13G
--------------------               -----

---------- -----------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            AT&T Corp.
---------- -----------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|


---------- -----------------------------------------------------------------
 3          SEC USE ONLY

---------- -----------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


                      New York
---------- -----------------------------------------------------------------
     NUMBER OF             5        SOLE VOTING POWER


       SHARES                            NONE
                           -------- ----------------------------------------
    BENEFICIALLY           6        SHARED VOTING POWER


      OWNED BY                           25,881,286
                           -------- ----------------------------------------
       EACH                7        SOLE DISPOSITIVE POWER


     REPORTING                            NONE
                           -------- ----------------------------------------
      PERSON               8        SHARED DISPOSITIVE POWER


       WITH                               25,881,286
---------- -----------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      25,881,286
---------- -----------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      |X|


---------- -----------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                      21.7
---------- -----------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*



---------- -----------------------------------------------------------------




ITEM 1.
  (a)       Name of Issuer
            Tritel, Inc. (the "Issuer")
  (b)       Address of Issuer's Principal Executive Offices
            111 E. Capitol Street, Suite 500, Jackson, MS 39201


ITEM 2.
  (a)       (b) Name of Persons Filing and Address of Principal Business, or,
             if none, Residence See attached exhibit 1.

  (c)       Citizenship
            See Item 4 of Cover Pages
  (d)       Title of Class of Securities
            Class A Common Stock (the "Common Stock")
  (e)       CUSIP Number
            89675X 10 4


ITEM 3.
             If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), indicate whether the person filing is:


             (a)             _____            Broker or dealer registered under Section 15 of the Exchange
                                              Act.
             (b)             _____            Bank as defined in Section 3(a)(6) of the Exchange Act.
             (c)             _____            Insurance company as defined in Section 3(a)(19) of the
                                              Exchange Act.
             (d)             _____            Investment company registered under Section 8 of the Investment
                                              Company Act.
             (e)             _____            An investment adviser in accordance with Rule
                                              13d-1(b)(1)(ii)(E);
             (f)             _____            An employee benefit pan or endowment fund in accordance with
                                              Rule 13d-1(b)(1)(ii)(F);
             (g)             _____            A parent holding company or control person in accordance with
                                              Rule 13d-1(b)(1)(ii)(G);
             (h)             _____            A savings association as defined in Section 3(b) of the Federal
                                              Deposit Insurance Act;
             (i)             _____            A church plan that is excluded from the definition of an
                                              investment company under Section 3(c)(14) of the Investment
                                              Company Act;
             (j)             _____            Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


         Not applicable.

ITEM 4. OWNERSHIP
  (a)-(c)
         The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

         Each of the Reporting Persons, except for Andrew Hubregsen, Ann
         Hall, H. Lee Maschmann, David A Jones Jr., Alex P. Coleman, AT&T Corp, General Electric Capital Services, Inc., General Electric Company and Conseco, Inc., is a party to a Stockholders' Agreement, dated January 7, 1999, (the "Agreement") and as such may be part of a "group" for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, whose members hold collectively more than 5% of the Issuer's Common Stock. Each of the Reporting Persons disclaims any beneficial ownership of the shares of Common Stock held by the other parties to the Agreement solely by reason of the Agreement.

         The parties to the Agreement also hold in the aggregate 4,962,804 shares of Class D Common Stock, par value $0.01, which will convert into an equivalent number of shares of Common Stock at the option of the holder and upon consent of the FCC. It is not expected that such conversion will occur within sixty days of this filing.

         E.B. Martin Jr. and William M. Mounger, II each hold 690,224 shares of Class C Common Stock, par value $0.01, which are convertible into an equivalent number of shares of Common Stock at the option of the holder and upon consent of the FCC. It is not expected that such conversion will occur within sixty days of this filing.

         The AT&T Wireless PCS, LLC shares include 37,303 shares of Series D Preferred Stock which are convertible into 14,851,735 shares of the Common Stock and 1,004,862 shares of Class D Common Stock. In addition, AT&T Wireless PCS, LLC owns 2,927,210 shares of Class B Common Stock which are convertible into an equivalent number of shares of the Common Stock. TWR Cellular, Inc. shares include 9,071 shares of Series D Preferred Stock which are convertible into 3,611,386 shares of the Common Stock and 244,345 shares of the Class D Common Stock.

         AT&T Corp. is the parent company of AT&T Wireless PCS, LLC and TWR Cellular, Inc.

         Conseco, Inc. is the parent holding company of CIHC, Incorporated and disclaims any beneficial ownership of the shares held by CIHC, Incorporated.

         General Electric Capital Corporation is a subsidiary of General Electric Capital Services, Inc. which is a subsidiary of General Electric Company. Both General Electric Company and General Electric Capital Services, Inc. disclaim any beneficial ownership of the shares of Common Stock owned by General Electric Capital Corporation.

         Kevin Shepherd, together with his spouse, indirectly holds a 43% economic interest in Triune PCS and disclaims any beneficial ownership in the remaining Triune PCS shares.

         William M. Mounger, II has a controlling interest in Trillium PCS, LLC and M3, LLC.

         Central Alabama Partnership, L.P. 132 was dissolved on February 2, 2000. However, Central Alabama Partnership, L.P 132 will not be terminated until the completion of liquidation and "winding up" and the subsequent filing of a Certificate of Cancellation with the State of Delaware. At liquidation, stock held by Central Alabama Partnership, L.P. 132 will be distributed to its limited partners and the stockholders of its general partner.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of securities, check the following __.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
           Not applicable.

ITEM 10. CERTIFICATION
           Not applicable.





                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 9, 2000


                               /s/ William M. Mounger, II
                               ------------------------
                               William M. Mounger, II


                               /s/ E.B. Martin, Jr.
                               --------------------
                               E.B. Martin, Jr.


                               /s/ William S. Arnett
                               ---------------------
                               William S. Arnett


                               /s/ Karlen Turbeville
                               ---------------------
                               Karlen Turbeville


                               /s/ T. Clark Akers
                               -------------------
                               T. Clark Akers


                               /s/ James H. Neeld, IV
                               ----------------------
                               James H. Neeld, IV


                               /s/ Curtis M. Hughes
                               ----------------------
                               Curtis M. Hughes


                               /s/ Douglas McQueen
                               -----------------------
                               Douglas McQueen


                               /s/ Dennis M. Watford
                               -----------------------
                               Dennis M Watford


                               /s/ Keith Halford
                               ------------------------
                               Keith Halford


                               /s/ Alexander P. Coleman
                               -------------------------
                               Alexander P. Coleman


                               /s/ Ann K. Hall
                               --------------------------
                               Ann K. Hall


                               /s/ Andrew Hubregsen
                               --------------------------
                               Andrew Hubregsen


                               /s/ David A. Jones, Jr.
                               -----------------------
                               David A. Jones, Jr.


                               /s/ H. Lee Maschmann
                               ------------------------
                               H. Lee Maschmann


                               /s/ Kevin Shepherd
                               -------------------------
                               Kevin Shepherd


                               /s/ Timothy Burnette
                               -------------------------
                               Timothy Burnette


                               AT&T Wireless PCS, LLC

                               By:    /s/ Mary Hawkins Key
                                      ---------------------
                               Name:  Mary Hawkins Key
                                      ---------------------
                               Title: Senior Vice President
                                      ---------------------


                               TWR Cellular, Inc.

                               By:    /s/ Mary Hawkins Key
                                      ---------------------
                               Name:  Mary Hawkins Key
                                      ---------------------
                               Title: Senior Vice President
                                      ---------------------


                               M3, LLC

                               By:    /s/ William R. Mounger, II
                                      --------------------------
                               Name:  William R. Mounger II
                                      --------------------------
                               Title: Manager
                                      --------------------------


                               McCarty Communications, LLC


                               By:    /s/ Marsha M. Wells
                                      ---------------------
                               Name:  Marsha M. Wells
                                      ---------------------
                               Title: Member Manager
                                      ---------------------

                               Mercury PCS Investors, LLC


                               By:    /s/ Robert G. Mounger
                                      ---------------------
                               Name:  Robert G. Mounger
                                      ---------------------
                               Title: Manager
                                      ---------------------

                               Saunders Capital Group, LLC


                               By:    /s/ Robert S. Sanders
                                      -------------------------
                               Name:  Robert S. Sanders
                                      -------------------------
                               Title:  Manager
                                      -------------------------


                               Southern Farm Bureau
                               Life Insurance Company

                               By:    /s/ Walter J. Olson, III
                                      ------------------------
                               Name:  Walter J. Olson, III
                                      ------------------------
                               Title: Vice President & CIO
                                      ------------------------


                               Trillium PCS, LLC

                               By:    /s/ William M. Mounger, II
                                      --------------------------
                               Name:  William M. Mounger, II
                                      --------------------------
                               Title: Manager
                                      --------------------------



                               Central Alabama Partnership,
                               L.P. 132


                               By:    /s/ Penelope P. Poitevint
                                      -------------------------
                               Name:  Penelope P. Poitevint
                                      -------------------------
                               Title: President, CAP Management
                                      Company, Inc 132
                                      Its General Partner
                                      --------------------------


                               CIHC, Incorporated

                               By:    /s/ William T. Devanney
                                      --------------------------
                               Name:  William T. Devanney
                                      --------------------------
                               Title: Senior Vice President,
                                      Corporate Taxes
                                      --------------------------



                               Conseco, Inc.

                               By:    /s/ Rollin M. Dick
                                      --------------------------
                               Name:  Rollin M. Dick
                                      --------------------------
                               Title: Executive Vice President
                                      and Chief Financial Officer
                                      --------------------------



                               Dresdner Kleinwort Benson
                                Private Equity Partners LP

                               By: Dresdner Kleinwort
                                   Benson Private Equity
                                   Managers LLC, as its
                                    general partner

                               By: /s/ Alexander P. Coleman
                                   ------------------------
                               Name: Alexander P. Coleman
                               Title: Authorized Signatory



                               General Electric Capital
                                Corporation

                               By:    /s/ Robert L. Lewis
                                      --------------------------
                               Name:  Robert L. Lewis
                                      --------------------------
                               Title: Senior Vice President
                                      --------------------------



                               J.G. Funding, LLC

                               By:     /s/ David A. Jones, Jr.
                                       -----------------------
                               Name:   David A. Jones, Jr.
                                       -----------------------
                               Title:  Manager, Chrysalis Venture, LLC
                                       -------------------------------



                            The Manufacturers' Life Insurance Company (U.S.A.)


                               By:    /s/ David Z. Alpert
                                      --------------------------
                               Name:  David Z. Alpert
                                      --------------------------
                               Title: Managing Director
                                      --------------------------

                               By:    /s/ Stephen Brackett
                                      --------------------------
                               Name:  Stephen Brackett
                                      --------------------------
                               Title: Managing Director
                                      --------------------------


                             Toronto Dominion Investments, Inc.


                             By:/s/ Martha Gariepy
                                ------------------------------
                                Name: Martha Gariepy
                                Title:  Vice President



                              Triune PCS, LLC, a Delaware limited liability
                                                  company

                              By:    Oak Tree, LLC
                              Title: Manager

                                      By: Triune Private Equity, LLC
                                                 Title: Manager

                                      By: /s/ Kevin Shepherd
                                          ------------------------
                                          Name: Kevin Shepherd
                                          Title: Manager


                               Clayton Associates, LLC

                               By: /s/Bill F. Cook
                                   ------------------------------
                                           Its managing Member



                               General Electric Capital Services, Inc.

                               By:    /s/ J.S. Werner
                                      --------------------------
                               Name:  J.S. Werner
                                      --------------------------
                               Title: Senior Vice President
                                      --------------------------


                               General Electric Company

                               By:    /s/ J.S. Werner
                                      --------------------------
                               Name:  J.S. Werner
                                      --------------------------
                               Title: Senior Vice President
                                      --------------------------



                               AT&T Corporation

                               By:    /s/ Robert Feit
                                      --------------------------
                               Name:  Robert Feit
                                      --------------------------
                               Title: General Attorney and
                                      Assistant Secretary
                                      --------------------------














                                   Exhibit 1

                                Items 1a and 1b

Name                                                            Address
----                                                            -------

William M. Mounger, II                                          c/o Tritel, Inc.
                                                                111 E. Capital Street, Suite 500
                                                                Jackson, MS 39201

E.B. Martin, Jr.                                                P.O. Box 23033
                                                                Jackson, MS 39225-3033

William S. Arnett                                               124 Ingelside Road
                                                                Madison, MS 39110

Karlen Turbeville                                               P.O. Box 23033
                                                                Jackson, MS

Thomas Clark Akers                                              1333 E. Northside Dr.
                                                                Jackson, MS 39211

James H. Neeld, IV                                              111 E. Capital Street, Suite 800
                                                                Jackson, MS 39201

Curtis M. Hughes                                                111 E. Capital Street, Suite 500
                                                                Jackson, MS 39201

Douglas M. McQueen                                              111 E. Capital Street, Suite 500
                                                                Jackson, MS 39201

Dennis Watford                                                  960 Woodbridge Dr.
                                                                Madison, MS 39110

Keith Halford                                                   111 E. Capital Street, Suite 500
                                                                Jackson, MS 39201

Timothy Burnette                                                c/o Tritel Inc.
                                                                111 E. Capital Street, Suite 500
                                                                Jackson, MS 39201

Alex P. Coleman                                                 c/o Dresdner Kleinwort Benson Private Equity LLC
                                                                75 Wall Street
                                                                New York, NY 10005

Ann K. Hall                                                     c/o AT&T Wireless Services, Inc.
                                                                7277 164 Avenue
                                                                NE Redmond, WA 980

Andrew Hubregsen                                                177 E. 75 Street, Apt. 5F
                                                                New York, NY 10021

David A. Jones, Jr.                                             c/o Chrysalis Ventures, LLC
                                                                101 S. Fifth Street, Suite 1650
                                                                Louisville, KY 40206

H. Lee Maschmann                                                c/o AT&T Wireless Services, LLC
                                                                7277 164 Avenue
                                                                NE Redmond, WA 98052

Kevin Shepherd                                                  4770 Baseline Road, Suite 380
                                                                Boulder, CO 80303


AT&T Wireless PCS, LLC                                          7277 164th Avenue, N.E. RTC1
                                                                Redmond, WA 98052


TWR Cellular, Inc.                                              c/o Mary Hawkins-Key
                                                                AT&T Wireless PCS, LLC
                                                                7277 164th Avenue, N.E. RTC1
                                                                Redmond, WA 98052

M3, LLC                                                         111 E. Capital Street, Suite 500
                                                                Jackson, MS 39201

McCarty Communications, LLC                                     6360 I55N, Suite 480
                                                                Jackson, MS 39211

Mercury PCS Investors, LLC                                      Attn: Robert G. Mounger
                                                                1601 Deposit Guaranty Bank Building
                                                                200 E. Capital Street
                                                                Jackson, MS 39213

Saunders Capital, LLC                                           101 S. Fifth Street, Suite 1650
                                                                Louisville, KY 40206

Southern Farm Bureau Life Insurance Company                     1401 Livingston Lane
                                                                Jackson, MS 39213

Trillium PCS, LLC                                               111 East Capital Street, Suite 500
                                                                Jackson, MS 39201

Central Alabama Partnership, L.P. 132                           211 Summit Parkway, suite 112
                                                                Birmingham, AL 35209

Conseco, Inc.                                                   11825 North Pennsylvania Street
                                                                Carmel, IN 46032-4911
CIHC, Incorporated                                              1209 Orange Street
                                                                Bloomington, DE 19801
Dresdner Kleinwort Benson Private Equity LLC                    75 Wall Street
                                                                New York, NY 10005

General Electric Capital Corporation                            260 Long Ridge Road, 3rd Floor
                                                                Stamford, CT 06927-4000

J.G. Funding LLC                                                101 South 5th Street, Suite 1650
                                                                Louisville, KY 40202

The Manufacturer's Life Insurance Company (U.S.A.)              c/o MF Private Capital
                                                                73 Tremont Street, Suite 1300
                                                                Boston, MA 02108

Toronto Dominion Investments, Inc.                              c/o Steve Reinstadler
                                                                 TD Securities
                                                                31 West 52nd Street
                                                                New York, NY 10019

Triune PCS, LLC                                                 4770 Baseline Road, Suite 380
                                                                Boulder, CO 80303

AT&T Corp.                                                      32 Avenue of the Americas
                                                                New York, NY 10013
Clayton Associates                                              310 25th Avenue North
                                                                Suite 109
                                                                Nashville, TN 37203
General Electric Company                                        3135 Easton Turnpike
                                                                Fairfield, CT  06431
General Electric Capital Services, Inc.                         260 Long Ridge Road
                                                                Stamford, CT  06927




                           Exhibit 2 to Schedule 13G

                               February 9, 2000



         This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the Common Stock of Tritel, Inc. is being filed on behalf of each of the undersigned. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                               /s/ William M. Mounger, II
                               --------------------------
                               William M. Mounger, II

                               /s/ E.B. Martin, Jr.
                               ---------------------------
                               E.B. Martin, Jr.

                                /s/ William S. Arnett
                               -----------------------------
                               William S. Arnett


                               /s/ Karlen Turbeville
                               -----------------------------
                               Karlen Turbeville


                               /s/ T. Clark Akers
                               -------------------------------
                               T. Clark Akers


                               /s/ James H. Neeld, IV
                               ----------------------
                               James H. Neeld, IV


                               /s/ Curtis M. Hughes
                               ------------------------
                               Curtis M. Hughes


                               /s/ Douglas McQueen
                               ---------------------------
                               Douglas McQueen


                               /s/ Dennis M. Watford
                               -----------------------------
                               Dennis M. Watford


                               /s/ Keith Halford
                               --------------------------------
                               Keith Halford


                               /s/ Timothy Burnette
                               --------------------------------
                               Timothy Burnette


                               /s/ Alexander P. Coleman
                               ---------------------------------
                               Alexander P. Coleman


                               /s/ Ann K. Hall
                               --------------------------------
                               Ann K. Hall


                               /s/ Andrew Hubregsen
                               ---------------------------------
                               Andrew Hubregsen


                               /s/ David A. Jones, Jr.
                               -----------------------
                               David A. Jones, Jr.


                               /s/ H. Lee Maschmann
                               ---------------------
                               H. Lee Maschmann


                               /s/ Kevin Sheperd
                               --------------------
                               Kevin Shepherd


                               AT&T Wireless PCS, LLC


                               By:    /s/ Mary Hawkins Key
                                      --------------------------
                               Name:  Mary Hawkins Key
                                      --------------------------
                               Title: Senior Vice President
                                      --------------------------


                               TWR Cellular, Inc.

                               By:    /s/ Mary Hawkins Key
                                      --------------------------
                               Name:  Mary Hawkins Key
                                      --------------------------
                               Title: Senior Vice President
                                      --------------------------


                               M3, LLC

                               By:    /s/ William M. Mounger, II
                                      --------------------------
                               Name:  William M. Mounger, II
                                      --------------------------
                               Title: Manager
                                      --------------------------


                               McCarty Communications, LLC

                               By:    /s/ Marsha M. Wells
                                      --------------------------
                               Name:  Marsha M. Wells
                                      --------------------------
                               Title: Member Manager
                                      --------------------------

                               Mercury PCS Investors, LLC

                               By:    /s/ Robert G. Mounger
                                      --------------------------
                               Name:  Robert G. Mounger
                                      --------------------------
                               Title: Manager
                                      --------------------------


                               Saunders Capital Group, LLC


                               By:    /s/ Robert S. Sanders
                                      -------------------------
                               Name:  Robert S. Sanders
                                      -------------------------
                               Title: Manager
                                      -------------------------


                               Southern Farm Bureau Life Insurance Company

                               By:    /s/ Walter J. Olson, III
                                      ---------------------------
                               Name:  Walter J. Olson, III
                                      ---------------------------
                               Title: Senior Vice President & CIO
                                      ---------------------------


                               Trillium PCS, LLC

                               By:    /s/ William M. Mounger, II
                                      --------------------------
                               Name:  William M. Mounger, II
                                      --------------------------
                               Title: Manager
                                      --------------------------


                               Central Alabama Partnership, L.P. 132

                               By:    /s/ Penelope P. Poitevint
                                      --------------------------
                               Name:  Penelope P. Poitevint
                                      --------------------------
                               Title: President, CAP Management
                                      Company, Inc. 132
                                      Its General Partner
                                      --------------------------


                               CIHC, Incorporated

                               By:    /s/ Willaim T. Devanney
                                      --------------------------
                               Name:  William T. Devanney
                                      --------------------------
                               Title: Senior Vice President,
                                      Corporate Taxes
                                      --------------------------


                               Conseco, Inc.

                               By:    /s/ Rollin M. Dick
                                      ---------------------------
                               Name:  Rollin M. Dick
                                      ---------------------------
                               Title: Executive Vice President
                                      and Chief Financial Officer
                                      ---------------------------


                               Dresdner Kleinwort Benson Private
                               Equity Partners LP

                               By: Dresdner Kleinwort Benson Private Equity
                                      Managers LLC, as its general partner

                               By: /s/ Alexander P. Coleman
                                   ------------------------------
                                   Name:  Alexander P. Coleman
                                   Title: Authorized Signatory


                               General Electric Capital Corporation

                               By:    /s/ Robert L. Lewis
                                      --------------------------
                               Name:  Robert L. Lewis
                                      --------------------------
                               Title: Senior Vice President
                                      --------------------------


                               J.G. Funding, LLC

                               By:     /s/ David A. Jones
                                       --------------------------------
                               Name:   David A. Jones
                                       --------------------------------
                               Title:  Manager, Chrysalis Venture, LLC
                                       --------------------------------


                               The Manufacturers' Life Insurance
                               Company (U.S.A.)

                               By:    /s/ David Z. Alpert
                                      --------------------------
                               Name:  David Z. Alpert
                                      --------------------------
                               Title: Managing Director
                                      --------------------------


                               By:    /s/ Stephen Brackett
                                      --------------------------
                               Name:  Stephen Brackett
                                      --------------------------
                               Title: Managing Director
                                      --------------------------


                               Toronto Dominion Investments, Inc.

                               By:    /s/ Martha Gariepy
                                      --------------------------
                               Name:  Martha Gariepy
                                      --------------------------
                               Title: Vice President
                                      --------------------------

                               Triune PCS, LLC, a Delaware limited liability
                                                           company

                               By:    Oak Tree, LLC
                               Title: Manager

                                      By:    Triune Private Equity, LLC
                                      Title: Manager

                                      By:    /s/ Kevin Shepherd
                                             --------------------------
                                             Name:  Kevin Shepherd
                                             Title: Manager

                                      Clayton Associates, LLC

                                      By:    /s/ Bill F. Cook
                                             --------------------------
                                             Its managing Member


                               General Electric Capital Services, Inc.

                               By:    /s/ J. S. Werner
                                      --------------------------
                               Name:  J. S. Werner
                                      --------------------------
                               Title: Senior Vice President
                                      --------------------------


                               General Electric Company

                               By:    /s/ J. S. Werner
                                      --------------------------
                               Name:  J. S. Werner
                                      --------------------------
                               Title: Vice President
                                      --------------------------


                               AT&T Corp.

                               By:    /s/ Robert Feit
                                      --------------------------
                               Name:  Robert Feit
                                      --------------------------
                               Title: General Attorney and
                                      Assistant Secretary
                                      --------------------------